UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 30, 2013

Date of Report (date of earliest event reported)

PCTEL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 Brighton Drive

Bloomingdale, Illinois 60108

(Address of Principal Executive Offices, including Zip Code)

(630) 372-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 30, 2013, PCTEL, Inc. (the “Company”), its wholly-owned subsidiary PCTEL Secure LLC (“PCTEL Secure”), and Redwall Technologies, LLC (“Redwall”) entered into an Asset Purchase Agreement dated April 30, 2013 (the “Agreement”), pursuant to which Redwall purchased substantially all the assets of PCTEL Secure.

The following is a summary of the material terms of the Agreement, which summary is qualified in its entirety by the complete text of the Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein:

•

PCTEL Secure sold substantially all its assets to Redwall, including certain intellectual property (i.e., the ProsettaCore™ and related software (the “Software”), trademarks and patent applications), personal property, and books and records (the “Divestiture”);

•

At the closing of the Divestiture, PCTEL Secure received no upfront cash payment but has the right to receive a royalty of 7% of the net sale price of each future sale or license of the Software and each provision of services related to the Software, if any, which royalty will not exceed $10 million in the aggregate; the “net sale price” is the gross sales price (or license fee) less taxes, shipping, handling and delivery charges;

•

In the event of a change of control of Redwall, Redwall may elect to have the acquiring company continue to pay royalties to PCTEL Secure or may instead make a one-time royalty termination payment equal to the following, less any royalties already paid:

Gross Proceeds of Transaction	Royalty Termination Payment
Up to $10 million	30%
$10 million to $24 million	$3 million
Greater than $24 million	12.5%

•	The Agreement contains customary representations, warranties, covenants and indemnification provisions.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

10.1	Asset Purchase Agreement dated April 30, 2013, by and among the Company, PCTEL Secure LLC and Redwall Technologies, LLC[1]

99.1	Press Release, dated April 30, 2013.

[1]	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2013

PCTEL, INC.

By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer

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